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                                   EXHIBIT 16
                      COMPUTATION OF PERFORMANCE QUOTATIONS
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     These  Performance  Computations  do not reflect a  calculation  of current performance. These figures are only intended to demonstrate the method by which performance is calculated. These computations were originally filed as Exhibit 16 in Post Effective Amendment No. 8, which was filed by the Registrant with the Securities and Exchange Commission on April 30, 1996.

                      Computation of Performance Quotations

1.Current Yield for the Money Market Portfolio:

     As stated in the Statement of Additional Information, current yield for the Money Market Portfolio will be based on the change in the value of a hypothetical investment (exclusive of capital charges) over a particular seven day period ending December 31, 1994 [$26,268.67] less a pro rata share of Portfolio expenses [$3,534.81] accrued over that period (the "base period") [$22,733.86] and stated as a percentage of the investment at the start of the base period (the "base period return") [$22,733.86/24,258,074.65 or 0.0009371667]. The "base period return" is then annualized by multiplying by 365/7 with the resulting yield figure carried to at least the nearest hundredth of one percent [.0009371667 X 365/7 = 0.04886 or 4.88%].

2. Effective Yield for the Money Market Portfolio assumes that all dividends received during an annual period have been reinvested. Calculation of "effective yield" begins with the same "base period return" [$22,733.86] used in the calculation of current yield in calculation 1 above, which is then annualized to reflect weekly compounding pursuant to the following formula:

Effective  Yield = [(Base  Period  Return  +  1)365/7]  -1
Effective  Yield = [(.000937167 + 1)365/7] -1
Effective  Yield = [(1.0009371667)365/7]  -1
Effective  Yield = 1.050028 - 1 = 0.050028 or 5.00%

3.Yield Calculations:

     Yield is based on all investment income per share earned during a particular 30 day period (including dividends and interest), less expenses accrued during the period ["b" in the formula below] which equals "Net Investment Income" or "a" in the formula below] divided by the maximum offering price per share on the last day of the 30 day period ["d" in the formula below] times the average daily number of shares outstanding during the period that were entitled to receive dividends ["c"] according to the following formula:

Yield = 2[(a-b/cd  +1)6 -1] where

"a" =net investment income earned during the period attributable to shares owned by the Investment Account;
"b" =expenses accrued for the period (net of reimbursements);
"c" =the average daily number of shares outstanding during the period; and "d" =the maximum offering price per share on December 31, 1995.

(a) For the Equity Investment Account:

According to the formula stated above, where:

"a" = $55,163.79; "b" = $19,568.81; "c" = 2,445,759.523; and "d" = $14.2109

Yield =  2[(35,594.98/34,756,444.01  + 1)6 -1]
Yield =  2[(1.00102412606)6  -1]
Yield = 2[..00616051036] = 0.012321 or 1.23%

(b) For the Bond Portfolio:

According to the formula stated in 3(a) above, where:

"a" = $130,854.19; "b" = $14,076.48; "c" = 2,303,240.657; and "d" = $11.0594

Yield =  2[(116,777.71/25,472,459.72  +1)6 -1]
Yield =  2[(1.00458446932)6  -1]
Yield = 2[.0.2782400999] = 0.55648 or 5.56%
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(c) For the Managed Portfolio:

According to the formula stated in 3(a) above, where:

"a" = $88,698.74; "b" = $16,845.67; "c" = 2,420,691.300; and "d" = $12.4154

Yield = 2[(71,853.07/30,053,850.77 + 1)6 -1]
Yield = 2[(1.00239081077)6 -1]
Yield = 2[0.01443087805] = 0.28862 or 2.89%

(c) For the Tactical Asset Allocation Portfolio:

According to the formula stated in 3(a) above, where:

"a" = $4,986.98; "b" = $240.79; "c" = 105,911.312; and "d" = $10.4425

Yield = 2[(4746.19/1,105,978.87 + 1)6 -1]
Yield = 2[(1.00429139302)6 -1]
Yield = 2[0.02602618461] = 0.052052 or 5.21%

4. Quotations of average annual total return for a Portfolio will be expressed in terms of the average annual compounded rate of return of a hypothetical investment in the Portfolio for periods of one, five, and ten years, or since the Fund's inception, if less. The average annual total return for a Portfolio will be calculated pursuant to the following formula: P (1 + T)n = ERV (where P = a hypothetical initial payment of $1,000, T = the total return, n = the number of years, and ERV = the ending redeemable value of a hypothetical $1,000 payment made at the beginning of the period.) All total return figures reflect the deduction of a proportional share of Portfolio expenses on an annual basis, and assume that all dividends and distributions are reinvested when paid.

             FOR THE PERIOD APRIL 10, 1990 THROUGH DECEMBER 31, 1995

(a) For the Equity Portfolio, according to the formula expressed above, where:

P = $1,000; ERV = $1,926; and n = 5.7250
ERV = $1,000 (1 + T)5.7250
T = 0.1213 or 12.13%

(b) For the Bond Portfolio, according to the formula expressed above, where:

P = $1,000; ERV = $1,711; and n = 5.7250
ERV = $1,000 (1 + T)5.7250
T = 0.0984 or 9.84%

(c) For the Money Market Portfolio, according to the formula expressed above, where:

P = $1,000; ERV = $1,273; and n = 5.7250
ERV = $1,000 (1 + T)5.7250
T = 0.0431 or 4.31%

(d) For the Managed Portfolio, according to the formula expressed above, where:

P = $1,000; ERV = $1,784; and n = 5.7250
ERV = $1,000 (1 + T)5.7250
T = 0.1064 or 10.64%
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(e) For the Tactical Asset Allocation  Portfolio,  the data is not available due to the fund's inception date occuring after the beginning of the time period under consideration.

                      FOR THE YEAR ENDING DECEMBER 31, 1995

(a) For the Equity Portfolio, according to the formula expressed above, where:

P = $1,000; ERV = $1,195; and n = 1
ERV = $1,000 (1 + T)1
T = 0.1945 or 19.45%

(b) For the Bond Portfolio, according to the formula expressed above, where:

P = $1,000; ERV = $1,178 and n = 1
ERV = $1,000 (1 + T)1
T = 0.1779 or 17.79%

(c) For the Money Market Portfolio, according to the formula expressed above, where:

P = $1,000; ERV = $1,051; and n = 1
ERV = $1,000 (1 + T)1
T = 0.0509 or 5.09%

(d) For the Managed Portfolio, according to the formula expressed above, where:

P = $1,000; ERV = $1,191; and n = 1
ERV = $1,000 (1 + T)1
T = 0.1913 or 19.13%

(e) For the Tactical Asset Allocation Portfolio, the data is not available due to the fund's inception date occuring after the beginning of the time period under consideration.